Exhibit 99.1

Proofpoint Announces Fourth Quarter and Full Year 2017 Financial Results

Fourth Quarter Highlights

•                       Total revenue of $145.4 million, up 36% year-over-year

•                       Billings of $188.6 million, up 36% year-over-year

•                       GAAP EPS of $(0.24) per share, Non-GAAP EPS of $0.29 per share

•                       Generated operating cash flow of $42.5 million and free cash flow of $30.3 million

•                       Increasing FY18 billings, revenue and profitability guidance

SUNNYVALE, Calif., — February 6, 2018 — Proofpoint, Inc. (NASDAQ: PFPT), a leading next-generation security and compliance company, today announced financial results for the fourth quarter and full year ended December 31, 2017.

“We were very pleased with our fourth quarter results, which marked a strong end to the year.  During 2017, we successfully executed our growth strategy and extended our leadership position, as evidenced by the ongoing robust add-on and renewal activity and increased penetration of the Fortune 1000,” stated Gary Steele, chief executive officer of Proofpoint.  “We entered 2018 with strong momentum and are well-positioned to benefit from enterprise cloud migration as well as our unique visibility and insight into the threat landscape.”

Fourth Quarter 2017 Financial Highlights

•                  Revenue: Total revenue for the fourth quarter of 2017 was $145.4 million, an increase of 36%, compared to $106.8 million for the fourth quarter of 2016.  This included approximately $3.0 million in revenue related to the Cloudmark and Weblife acquisitions, and excluding this impact, annual growth represented 33%.

•                  Billings: Total billings were $188.6 million for the fourth quarter of 2017, which excluded the $16.1 million in deferred revenue related to the Cloudmark and Weblife acquisitions, and represented an increase of 36%, compared to $138.4 million for the fourth quarter of 2016.

•                  Gross Profit: GAAP gross profit for the fourth quarter of 2017 was $104.9 million compared to $77.0 million for the fourth quarter of 2016.  Non-GAAP gross profit for the fourth quarter of 2017 was $112.9 million compared to $82.3 million for the fourth quarter of 2016.  GAAP gross margin for the fourth quarter of 2017 was 72%, consistent with the fourth quarter of 2016.  Non-GAAP gross margin was 78% for the fourth quarter of 2017 compared to 77% for the fourth quarter of 2016.

•                  Operating Income (Loss): GAAP operating loss for the fourth quarter of 2017 was $(16.2) million compared to a loss of $(16.1) million for the fourth quarter of 2016.  Non-GAAP operating income for the fourth quarter of 2017 was $16.6 million compared to $9.9 million for the fourth quarter of 2016.

•                  Net Income (Loss): GAAP net loss for the fourth quarter of 2017 was $(11.0) million, or $(0.24) per share, based on 45.4 million weighted average shares outstanding.  This compares to a GAAP net loss of $(22.9) million, or $(0.54) per share, based on 42.6 million weighted average shares outstanding for the fourth quarter of 2016.  GAAP net loss for the fourth quarter of 2017 included a tax benefit of $13.4 million.

Non-GAAP net income for the fourth quarter of 2017 was $15.5 million, or $0.29 per share, based on 55.8 million weighted average diluted shares outstanding.  This compares to a non-GAAP net income of $8.5 million, or $0.18 per share, based on 54.4 million weighted average diluted shares outstanding for the fourth quarter of 2016.  Non-GAAP earnings per share for the fourth quarter of 2017 included the shares associated with the company’s convertible notes, and cash interest expense (net of tax) of $1.0 million was added back to net income as the “If-Converted” threshold during the period was achieved.

•                  Cash and Cash Flow: As of December 31, 2017, Proofpoint had cash, cash equivalents, and short term investments of $331.6 million.  The company generated $42.5 million in net cash from operations for the fourth quarter of 2017 compared to $41.2 million during the fourth quarter of 2016.  The company’s free cash flow for the quarter was $30.3 million compared to $32.4 million for the fourth quarter of 2016.  Free cash flow during the fourth quarter of 2017 included a one-time tax payment of approximately $3.6 million related to the decision to transfer the intellectual property related to the FireLayers acquisition from Israel to the United States.

“We were very pleased with our fourth quarter results, which capped off another strong year for Proofpoint,” stated Paul Auvil, chief financial officer of Proofpoint.  “During 2017, we delivered billings growth of 38%, revenue growth of 37%, and increased our free cash flow margin to approximately 21%, all of which represented significant progress toward our 2020 targets.”

Full Year 2017 Financial Highlights

•                  Revenue: Total revenue for the full year of 2017 was $515.3 million, an increase of 37% compared to $375.5 million in 2016.

•                  Billings: Total billings for the full year of 2017 were $638.8 million, an increase of 38% compared to $462.8 million in 2016.

•                  Gross Profit: GAAP gross profit for the full year of 2017 was $371.9 million compared to $266.9 million for 2016.  Non-GAAP gross profit for the full year of 2017 was $399.0 million compared to $285.2 million for 2016.  GAAP gross margin for the full year of 2017 was 72% compared to 71% for 2016.  Non-GAAP gross margin was 77% for the full year of 2017 compared to 76% for 2016.

•                  Operating Income (Loss): GAAP operating loss for the full year of 2017 was $(69.5) million compared to a loss of $(85.6) million for 2016.  Non-GAAP operating income for the full year of 2017 was $46.1 million compared to $21.6 million for 2016.

•                  Net Income (Loss): GAAP net loss for the full year of 2017 was $(84.3) million, or $(1.91) per share, based on 44.3 million weighted average shares outstanding.  This compares to a GAAP net loss of $(111.2) million, or $(2.66) per share, based on 41.9 million weighted average shares outstanding for 2016.

Non-GAAP net income for the full year of 2017 was $42.1 million, or $0.83 per share, based on 55.4 million weighted average diluted shares outstanding.  This compares to a non-GAAP net income of $16.9 million, or $0.37 per share, based on 45.8 million weighted average diluted shares outstanding for 2016.  Non-GAAP earnings per share for the full year of 2017 included the shares associated with the company’s convertible notes, and cash interest expense (net of tax) of $4.1 million was added back to net income as the “If-Converted” threshold during the period was achieved.

•                  Cash Flow: The company generated $153.7 million in net cash from operations for the full year of 2017 compared to $94.2 million during 2016.  The company generated free cash flow of $106.7 million for the full year of 2017 compared to $59.8 million during 2016.

A reconciliation of GAAP to non-GAAP financial measures has been provided in the financial tables included in this press release.  An explanation of these measures and how they are calculated are also included below under the heading “Non-GAAP Financial Measures.”

Fourth Quarter and Recent Business Highlights:

•                  Closed the acquisition of Cloudmark, a leader in messaging security and threat intelligence for Internet Service Providers and mobile carriers worldwide, enabling Proofpoint to better protect customers from today’s rapidly evolving threats.

•                  Closed the acquisition of Weblife, a leader in browser isolation solutions, which will allow Proofpoint customers to extend their protection to web-based personal email accounts, while preserving the privacy of their users.

•                  Positioned in the Leaders quadrant of Gartner’s 2017 Magic Quadrant for Enterprise Information Archiving for the sixth consecutive year.

•                  Redeemed all outstanding 1.25% Senior Convertible Notes due 2018, which resulted in the issuance of 5.1 million shares of common stock pursuant to conversion elections delivered by noteholders prior to the redemption date.

Financial Outlook

As of February 6, 2018, Proofpoint is providing guidance for its first quarter and increasing full year 2018 guidance as follows:

•                  First Quarter 2018 Guidance: Total revenue is expected to be in the range of $149.0 million to $151.0 million.  Billings are expected to be in the range of $180.0 million to $182.0 million.  GAAP gross margin is expected to be 70%.  Non-GAAP gross margin is expected to be 76%.  GAAP net loss is expected to be in the range of $(33.9) million to $(31.0) million, or $(0.67) to $(0.61) per share, based on approximately 50.5 million weighted average diluted shares outstanding.  Non-GAAP net income is expected to be in the range of $8.0 to $9.0 million, or $0.15 to $0.17 per share, using 56.1 million weighted average diluted shares outstanding, and adding back the

$0.4 million in cash interest expense as prescribed under the “If-Converted” method.  Free cash flow during the quarter is expected to be in the range of $22.0 million to $24.0 million, which assumes capital expenditures of approximately $10.0 million.

•                  Full Year 2018 Guidance: Total revenue is expected to be in the range of $660.0 million to $665.0 million.  Billings are expected to be in the range of $828.0 million to $833.0 million. GAAP gross margin is expected to be 71%.  Non-GAAP gross margin is expected to be 77%.  GAAP net loss is expected to be in the range of $(117.6) million to $(111.1) million, or $(2.31) to $(2.18) per share, based on approximately 50.9 million weighted average diluted shares outstanding.  Non-GAAP net income is expected to be in the range of $52.0 million to $56.0 million, or $0.95 to $1.02 per share, using 56.6 million weighted average diluted shares outstanding, and adding back the $1.7 million in cash interest expense as prescribed under the “If-Converted” method. Free cash flow for the full year is expected to be in the range of $138.0 million to $140.0 million, which assumes capital expenditures of approximately $45.0 million for the full year.

Given the company’s adoption of ASC 606 effective January 1, 2018, the following financial table summarizes the company’s previous full year 2018 guidance to show the impact from this new accounting standard compared to the historical standard, and also the expected 2018 contribution from the Cloudmark acquisition.

2018 Guidance Comparison (in millions)

	Guidance 10/19/17	Cloudmark Contribution	10/19/17 Guidance updated for Cloudmark	606 Impact	10/19/17 Guidance updated for Cloudmark & 606	2/6/18 Guidance - compliant with 606	Change in midpoint
Billings	$798 - $802	$20 - $25	$818 - $827	$0	$818 - $827	$828 - $833	+ $8
Revenue	$644 - $648	$20 - $25	$664 - $673	$(10)	$654 - $663	$660 - $665	+ $4
Non GAAP Net Income	$50 - $54	$0	$50 - $54	$0	$50 - $54	$52 - $56	+$2
FCF	$135	$0	$135	$0	$135	$138 - $140	+$4

Capex Assumptions	$45	$0	$45	$0	$45	$45	$0
Income Tax	$2 - $3	$0	$2 - $3	$0	$2 - $3	$2 - $3	$0

Quarterly Conference Call

Proofpoint will host a conference call today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) to review the company’s financial results for the fourth quarter and full year ended December 31, 2017.  To access this call, dial (888) 394-8218 for the U.S. or Canada, or (323) 794-2149 for international callers, with conference ID #7316893.  A live webcast, and an archived recording of the conference call will be accessible from the Investors section of Proofpoint’s website at investors.proofpoint.com.  An audio replay of this conference call will also be available through February 20, 2018, by dialing (844) 512-2921 for the U.S. or Canada or (412) 317-6671 for international callers, and entering passcode #7316893.

About Proofpoint, Inc.

Proofpoint Inc. (NASDAQ:PFPT) is a leading next-generation security and compliance company that provides cloud-based solutions to protect the way people work today. Proofpoint solutions enable organizations to protect their users from advanced attacks delivered via email, social media and mobile apps, protect the information their users create from advanced attacks and compliance risks, and respond quickly when incidents occur. More information is available at www.proofpoint.com.

Proofpoint is a trademark or registered trademark of Proofpoint, Inc. in the U.S. and other countries. All other trademarks contained herein are the property of their respective owners.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements regarding momentum in the company’s business, market position, win rates and renewal rates, future growth, and future financial results. It is possible that future circumstances might differ from the assumptions on which such statements are based. Important factors that could cause results to differ materially from the statements herein include: failure to maintain or increase renewals and increased business from existing customers and failure to generate increased business through existing or new channel partner relationships; uncertainties related to continued success in sales growth and market share gains; failure to convert sales opportunities into definitive customer agreements; risks associated with successful implementation of multiple integrated software products and other product functionality; competition, particularly from larger companies with more resources than Proofpoint; risks related to new target markets, new product introductions and innovation and market acceptance thereof; the ability to attract and retain key personnel; potential changes in strategy; risks associated with management of growth; lengthy sales and implementation cycles, particularly in larger organizations; the time it takes new sales personnel to become fully productive; unforeseen delays in developing new technologies and the uncertain market acceptance of new products or features; technological changes that make Proofpoint’s products and services less competitive; security breaches, which could affect our brand; the costs of litigation; the impact of changes in foreign currency exchange rates; the effect of general economic conditions, including as a result of specific economic risks in different geographies and among different industries; risks related to integrating the employees, customers and technologies of acquired businesses; assumption of unknown liabilities from acquisitions; ability to retain customers of acquired entities; and the other risk factors set forth from time to time in our filings with the SEC, including our Quarterly Report on Form 10-Q for the three months ended September 30, 2017, and the other reports we file with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from our investor relations department.  All forward-looking statements herein reflect our opinions only as of the date of this release, and Proofpoint undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.

Computational Guidance on Earnings Per Share Estimates

Accounting principles require that EPS be computed based on the weighted average shares outstanding (“basic”), and also assuming the issuance of potentially issuable shares (such as those subject to stock options, convertible notes, etc.) if those potentially issuable shares would reduce EPS (“diluted”).

The number of shares related to options and similar instruments included in diluted EPS is based on the “Treasury Stock Method” prescribed in Financial Accounting Standards Board (“FASB”) ASC Topic 260, Earnings Per Share (“FASB ASC Topic 260”). This method assumes a theoretical repurchase of shares using the proceeds of the respective stock option exercise at a price equal to the issuer’s average stock price during the related earnings period. Accordingly, the number of shares includable in the calculation of diluted EPS in respect of stock options and similar instruments is dependent on this average stock price and will increase as the average stock price increases.

The number of shares includable in the calculation of diluted EPS in respect of convertible senior notes is based on the “If Converted” method prescribed in FASB ASC Topic 260. This method assumes the conversion or exchange of these securities for shares of common stock. In determining if convertible securities are dilutive, the interest savings (net of tax) subsequent to an assumed conversion are added back to net earnings. The shares related to a convertible security are included in diluted EPS only if EPS as otherwise calculated is greater than the interest savings, net of tax, divided by the shares issuable upon exercise or conversion of the instrument. Accordingly, the calculation of diluted EPS for these instruments is dependent on the level of net earnings. Each series of convertible securities is considered individually and in sequence, starting with the series having the lowest incremental earnings per share, to determine if its effect is dilutive or anti-dilutive.

Non-GAAP Financial Measures

We have provided in this release financial information that has not been prepared in accordance with GAAP. We use these non-GAAP financial measures internally in analyzing our financial results and believe they are useful to investors, as a supplement to GAAP measures, in evaluating our ongoing operational performance. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial results with other companies in our industry, many of which present similar non-GAAP financial measures to investors.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures below. As previously mentioned, a reconciliation of our non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included below in this press release.

Non-GAAP gross profit and gross margin. We define non-GAAP gross profit as GAAP gross profit, adjusted to exclude stock-based compensation expense and the amortization of intangibles associated with acquisitions. We define non-GAAP gross margin as non-GAAP gross profit divided by GAAP revenue. We consider these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of non-cash charges that can fluctuate for Proofpoint, based on timing of equity award grants and the size, timing and purchase price allocation of acquisitions so that our management and investors can compare our recurring core business operating results over multiple periods. There are a number of limitations related to the use of non-GAAP gross profit and non-GAAP gross margin versus gross profit and gross margin, in each case, calculated in accordance with GAAP. For example, stock-based compensation has been and will continue to be for the foreseeable future a significant recurring expense in our business. Stock-based compensation is an important part of our employees’ compensation and impacts their performance. In addition, the components of the costs that we exclude in our calculation of non-GAAP gross profit and non-GAAP gross margin may differ from the components that our peer companies exclude when they report their non-GAAP results.  Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP gross profit and non-GAAP gross margin and evaluating non-GAAP gross profit and non-GAAP gross margin together with gross profit and gross margin calculated in accordance with GAAP.

Non-GAAP operating loss. We define non-GAAP operating loss as operating loss, adjusted to exclude stock-based compensation expense and the amortization of intangibles and costs associated with acquisitions and litigation. Costs associated with acquisitions include legal, accounting, and other professional fees, as well as changes in the fair value of contingent consideration obligations. We consider this non-GAAP financial measure to be a useful metric for management and investors because they exclude the effect of stock-based compensation expense and the amortization of intangibles and costs associated with acquisitions and litigation so that our management and investors can compare our recurring core business operating results over multiple periods. There are a number of limitations related to the use of non-GAAP operating loss versus operating loss calculated in accordance with GAAP. For example, as noted above, non-GAAP operating loss excludes stock-based compensation expense. In addition, the components of the costs that we exclude in our calculation of non-GAAP operating loss may differ from the components that our peer companies exclude when they report their non-GAAP results of operations, and some of these items are cash-based. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP operating loss and evaluating non-GAAP operating loss together with operating loss calculated in accordance with GAAP.

Non-GAAP net loss. We define non-GAAP net loss as net loss, adjusted to exclude stock-based compensation expense, amortization of intangibles, costs associated with acquisitions and litigation, non-cash interest expense related to the convertible debt discount and issuance costs for the convertible debt offering, loss on conversion of convertible debt, and tax effects associated with these items. We consider this non-GAAP financial measure to be a useful metric for management and investors for the same reasons that we use non-GAAP operating loss. However, in order to provide a complete picture of our recurring core business operating results, we also exclude from non-GAAP net loss the tax effects associated with stock-based compensation and the amortization of intangibles and costs associated with acquisitions and litigation, non-cash interest expense related to the convertible debt discount and issuance costs for the convertible debt offering, and loss on conversion of convertible debt.

In order to provide a complete picture of our recurring core business operating results, we also compute the tax effect of the adjustments used in determining our non-GAAP results by calculating an adjusted tax provision which considers the current and deferred tax impact of the adjustments.  The adjusted tax provision reflects all of the relevant impacts of the adjustments, inclusive of those items that have an impact to the effective tax rate, current provision and deferred provision.  As a result of the varying impacts of each item, the effective tax rate for the adjusted tax provision will vary period over period as compared to the GAAP tax provision. The adjusted tax provision is then compared to the GAAP tax provision, and the difference is reflected as “income tax benefit (expense)” in the reconciliation between GAAP net loss/income and Non-GAAP net loss/income.

Billings. We define billings as revenue recognized plus the change in deferred revenue from the beginning to the end of the period, but excluding additions to deferred revenue from acquisitions. We consider billings to be a useful metric for management and investors because billings drive deferred revenue, which is an important indicator of the health and visibility of our business, and has historically represented a majority of the quarterly revenue that we recognize. There are a number of limitations related to the use of billings versus revenue calculated in accordance with GAAP. Billings include amounts that have not yet been recognized as revenue, but exclude additions to deferred revenue from acquisitions. We may also calculate billings in a manner that is different from other companies that report similar financial measures. Management compensates for these limitations by providing specific information regarding GAAP revenue and evaluating billings together with revenues calculated in accordance with GAAP.

Free cash flow. We define free cash flow as net cash provided by operating activities minus capital expenditures. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the acquisition of property and equipment, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of free cash flow facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating our company is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period because it excludes cash used for capital expenditures during the period. Management compensates for this limitation by providing information about our capital expenditures on the face of the cash flow statement and in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources” section of our quarterly and annual reports filed with the SEC.

Proofpoint, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Revenue:
Subscription	$142,366	$104,082	$503,257	$365,960
Hardware and services	3,032	2,723	12,032	9,536
Total revenue	145,398	106,805	515,289	375,496
Cost of revenue:(1)(2)
Subscription	35,937	25,849	125,832	94,716
Hardware and services	4,561	3,982	17,546	13,877
Total cost of revenue	40,498	29,831	143,378	108,593
Gross profit	104,900	76,974	371,911	266,903
Operating expense:(1)(2)
Research and development	35,414	27,772	129,803	98,506
Sales and marketing	69,133	54,550	258,837	201,204
General and administrative	16,512	10,778	52,735	52,774
Total operating expense	121,059	93,100	441,375	352,484
Operating loss	(16,159)	(16,126)	(69,464)	(85,581)
Interest expense	(8,050)	(6,009)	(25,597)	(23,538)
Other (expense) income, net	(110)	(575)	774	(1,103)
Loss before income taxes	(24,319)	(22,710)	(94,287)	(110,222)
Benefit from (provision for) income taxes	13,360	(174)	9,950	(986)
Net loss	$(10,959)	$(22,884)	$(84,337)	$(111,208)
Net loss per share, basic and diluted	$(0.24)	$(0.54)	$(1.91)	$(2.66)
Weighted average shares outstanding, basic and diluted	45,424	42,616	44,258	41,859

(1) Includes stock-based compensation expense as follows:
Cost of subscription revenue	$2,520	$1,988	$10,635	$7,427
Cost of hardware and services revenue	492	374	1,893	1,494
Research and development	7,991	6,844	30,588	24,342
Sales and marketing	8,892	7,897	33,962	28,607
General and administrative	5,350	4,439	20,382	16,826
Total stock-based compensation expense	$25,245	$21,542	$97,460	$78,696
(2) Includes intangible amortization expense as follows:
Cost of subscription revenue	$4,945	$2,965	$14,512	$9,423
Research and development	15	15	60	60
Sales and marketing	1,143	1,000	3,934	4,938
Total intangible amortization expense	$6,103	$3,980	$18,506	$14,421

Proofpoint, Inc.

Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	December 31,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$286,072	$345,426
Short-term investments	45,526	51,325
Accounts receivable, net	109,325	72,951
Inventory	730	598
Deferred product costs	1,541	1,829
Deferred commissions	27,144	21,168
Prepaid expenses and other current assets	18,669	17,498
Total current assets	489,007	510,795
Property and equipment, net	73,617	52,523
Deferred product costs	259	310
Goodwill	297,704	167,270
Intangible assets, net	95,602	61,708
Long-term deferred commissions	5,811	4,496
Other assets	12,813	4,558
Total assets	$974,813	$801,660
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$12,271	$15,297
Accrued liabilities	63,926	50,765
Capital lease obligations	34	32
Deferred rent	586	409
Deferred revenue	381,915	259,109
Total current liabilities	458,732	325,612
Convertible senior notes	197,858	366,541
Long-term capital lease obligations	55	91
Long-term deferred rent	4,102	2,413
Other long-term liabilities	11,069	9,008
Long-term deferred revenue	69,873	53,072
Total liabilities	741,689	756,737
Stockholders’ equity
Common stock, $0.0001 par value; 200,000 shares authorized; 50,325 and 43,015 shares issued and outstanding at December 31, 2017 and December 31, 2016, respectively	5	4
Additional paid-in capital	787,572	514,034
Accumulated other comprehensive loss	(9)	(7)
Accumulated deficit	(554,444)	(469,108)
Total stockholders’ equity	233,124	44,923
Total liabilities and stockholders’ equity	$974,813	$801,660

Proofpoint, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Cash flows from operating activities
Net loss	$(10,959)	$(22,884)	$(84,337)	$(111,208)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	12,812	8,839	42,098	31,552
Stock-based compensation	25,245	21,542	97,460	78,696
Change in fair value of contingent consideration	264	(669)	(1,533)	(669)
Amortization of debt issuance costs and accretion of debt discount	5,353	5,326	21,789	20,842
Amortization of deferred commissions	9,923	8,886	36,865	33,147
Loss on conversion of convertible notes	2,641	—	2,696	—
Deferred income taxes	(14,122)	8	(15,953)	119
Other	118	688	(348)	1,170
Changes in assets and liabilities:
Accounts receivable	(14,963)	(3,868)	(33,538)	(18,737)
Inventory	(273)	(168)	(132)	(113)
Deferred products costs	148	(2)	338	402
Deferred commissions	(15,944)	(12,114)	(44,157)	(36,009)
Prepaid expenses	186	(191)	(1,663)	(2,660)
Other current assets	(451)	(1,933)	(139)	(1,472)
Long-term assets	9	911	(3,429)	959
Accounts payable	266	1,365	(1,648)	4,271
Accrued liabilities	(1,601)	3,465	13,943	6,398
Deferred rent	683	395	1,867	292
Deferred revenue	43,181	31,642	123,507	87,255
Net cash provided by operating activities	42,516	41,238	153,686	94,235
Cash flows from investing activities
Proceeds from maturities of short-term investments	23,753	20,343	102,556	123,405
Purchase of short-term investments	(25,645)	(33,453)	(96,741)	(114,686)
Purchase of property and equipment	(12,202)	(8,880)	(46,958)	(34,407)
Payment to escrow account	—	—	—	(9,645)
Receipts from escrow account	950	260	6,066	260
Acquisitions of business, net of cash acquired	(155,350)	(45,768)	(155,350)	(54,119)
Net cash used in investing activities	(168,494)	(67,498)	(190,427)	(89,192)
Cash flows from financing activities
Proceeds from issuance of common stock	8,797	6,633	25,725	21,779
Withholding taxes related to restricted stock net share settlement	(11,584)	(8,573)	(42,823)	(25,588)
Repayments of equipment loans and capital lease obligations	(9)	(8)	(34)	(32)
Repayment of convertible notes	(14)	—	(14)	—
Holdback payments for prior acquisitions	—	—	—	(1,397)
Contingent consideration payment	(950)	—	(6,066)	—
Net cash used in financing activities	(3,760)	(1,948)	(23,212)	(5,238)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	41	(509)	1,076	(545)
Net decrease in cash, cash equivalents and restricted cash	(129,697)	(28,717)	(58,877)	(740)
Cash, cash equivalents and restricted cash
Beginning of period	416,357	374,254	345,537	346,277
End of period	$286,660	$345,537	$286,660	$345,537

Reconciliation of Non-GAAP Measures

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016

GAAP gross profit	$104,900	$76,974	$371,911	$266,903
GAAP gross margin	72%	72%	72%	71%
Plus:
Stock-based compensation expense	3,012	2,362	12,528	8,921
Intangible amortization expense	4,945	2,965	14,512	9,423
Non-GAAP gross profit	112,857	82,301	398,951	285,247
Non-GAAP gross margin	78%	77%	77%	76%

GAAP operating loss	(16,159)	(16,126)	(69,464)	(85,581)
Plus:
Stock-based compensation expense	25,245	21,542	97,460	78,696
Intangible amortization expense	6,103	3,980	18,506	14,421
Acquisition-related expenses	1,429	494	(381)	1,080
Litigation-related expenses	—	9	—	12,950
Non-GAAP operating income	16,618	9,899	46,121	21,566

GAAP net loss	(10,959)	(22,884)	(84,337)	(111,208)
Plus:
Stock-based compensation expense	25,245	21,542	97,460	78,696
Intangible amortization expense	6,103	3,980	18,506	14,421
Acquisition-related expenses	1,429	494	(381)	1,080
Litigation-related expenses	—	9	—	12,950
Interest expense - debt discount and issuance costs	5,353	5,326	21,789	20,842
Loss on conversion of convertible notes	2,641	—	2,696	—
Income tax (income) expense (1)	(14,349)	26	(13,678)	99
Non-GAAP net income	$15,463	$8,493	$42,055	$16,880
Add interest expense of convertible senior notes, net of tax (2)	950	1,060	4,123	—
Numerator for non-GAAP EPS calculation	$16,413	$9,553	$46,178	$16,880
Non-GAAP net income per share - diluted	$0.29	$0.18	$0.83	$0.37

GAAP weighted-average shares used to compute net loss per share, diluted	45,424	42,616	44,258	41,859
Dilutive effect of convertible senior notes (2)	7,462	7,989	7,848	—
Dilutive effect of employee equity incentive plan awards (3)	2,938	3,802	3,288	3,908
Non-GAAP weighted-average shares used to compute net income per share, diluted	55,824	54,407	55,394	45,767

(1) Due to the full valuation allowance on the Company’s U.S. deferred tax assets, there were no tax effects associated with the non-GAAP adjustments for stock-based compensation expense, costs associated with acquisitions and litigations, loss on conversion of convertible notes, and non-cash interest expense related to the debt discount and issuance costs for the convertible notes. Only GAAP deferred tax expenses or benefits related to the amortization of intangibles and deferred tax benefits related to changes in the Company’s valuation allowance resulting from business acquisitions were excluded from the non-GAAP income tax expense. The Non-GAAP income tax for the three months and year ended December 31, 2017, excluded $12,345 of deferred tax benefits related to changes to the Company’s deferred tax valuation allowance due to the businesses acquired in the 4th quarter of 2017, and $2,024 of deferred tax benefits related to the impact of the Tax Cuts and Jobs Act of 2017 on certain intangible assets.

(2) The Company uses the if-converted method to compute diluted earnings per share with respect to its convertible senior notes. There was no add-back of interest expense or additional dilutive shares related to the convertible senior notes where the effect was anti-dilutive.

(3) The Company uses the treasury method to compute the dilutive effect of employee equity incentive plan awards.

Reconciliation of Total Revenue to Billings

(In thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016

Total revenue	$145,398	$106,805	$515,289	$375,496

Deferred revenue
Ending	451,788	312,181	451,788	312,181
Beginning	392,506	280,539	312,181	223,726
Net Change	59,282	31,642	139,607	88,455
Less:
Deferred revenue contributed by acquisitions	(16,100)	—	(16,100)	(1,200)
Billings	$188,580	$138,447	$638,796	$462,751

Reconciliation of GAAP Cash Flows from Operations to Free Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016

GAAP cash flows provided by operating activities	$42,516	$41,238	$153,686	$94,235
Less:
Purchases of property and equipment	(12,202)	(8,880)	(46,958)	(34,407)
Non-GAAP free cash flows	$30,314	$32,358	$106,728	$59,828

Revenue by Solution

(In thousands)

(Unaudited)

	Three Months Ended
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016

Protection and Advanced Threat	$111,405	$101,434	$90,376	$84,480	$78,698	$72,664
Archiving, Privacy and Governance	33,993	32,878	31,953	28,770	28,107	27,120
Total revenue	$145,398	$134,312	$122,329	$113,250	$106,805	$99,784

Reconciliation of Non-GAAP Measures to Guidance

(In millions, except per share amount)

(Unaudited)

	Three Months Ending	Year Ending
	March 31,	December 31,
	2018	2018

Total revenue	$149 - $151	$660 - $665

GAAP gross profit	103.6 - 105.4	469.6 - 474.0
GAAP gross margin	70%	71%
Plus:
Stock-based compensation expense	4.5 - 4.3	19.0 - 18.5
Intangible amortization expense	5.1	19.6
Non-GAAP gross profit	113.2 - 114.8	508.2 - 512.1
Non-GAAP gross margin	76%	77%

GAAP net loss	$(33.9) - $(31.0)	$(117.6) - $(111.1)
Plus:
Stock-based compensation expense	31.0 - 29.5	130.0- 128.0
Intangible amortization expense	6.9	26.0
Acquisition-related expenses	0.8 - 0.6	0.8 - 0.6
Interest expense - debt discount and issuance costs	3.1 - 3.0	12.5 - 12.4
Income tax expense	0.1 - 0.0	0.3 - 0.1
Non-GAAP net income	$8.0 - $9.0	$52.0 - $56.0
Add interest expense of convertible senior notes, net of tax (if dilutive)	0.4	1.7
Numerator for non-GAAP EPS calculation	$8.4 - $9.4	$53.7 - $57.7
Non-GAAP net income per share - diluted	$0.15 - $0.17	$0.95 - $1.02
Non-GAAP weighted-average shares used to compute net income per share, diluted	56.1	56.6

	Three Months Ending	Year Ending
	March 31,	December 31,
	2018	2018

GAAP cash flows provided by operating activities	$32.0 - $34.0	$183.0 - $185.0
Less:
Purchases of property and equipment	(10.0)	(45.0)
Non-GAAP free cash flows	$22.0 - $24.0	$138.0 - $140.0

Media Contact

Kristy Campbell

Proofpoint, Inc.

408-517-4710

kcampbell@proofpoint.com

Investor Contacts

Jason Starr	Seth Potter
Proofpoint, Inc.	ICR for Proofpoint, Inc.
408-585-4351	646-277-1230
jstarr@proofpoint.com	seth.potter@icrinc.com